RANDGOLD WRAPS UP SYAMA SALE

Bamako, Mali, 15 June 2004 - The London (RRS) and Nasdaq (GOLD) listed gold miner Randgold Resources announced today that the sale of its 80% stake in the
Syama mine in Mali to Resolute Mining had been concluded.

Resolute has paid Randgold US$6 million in cash and has assumed Syama mine liabilities of US$7 million, of which the US$4 million owing to Randgold has already been settled. At a gold price of more than US$350 per ounce Randgold will also receive a royalty on Syama production of US$10 per ounce on the first million ounces attributable to Resolute, and US$5 per ounce on the next three million attributable ounces.

Syama has been on care and maintenance since 2002 as a result of a collapse in the gold price but has become viable again at current price levels. Resolute announced in April that it was exercising its option to buy Randgold's interest in the mine after conducting an extensive due diligence.

The carrying value of Syama's net assets in Randgold's 2003 consolidated financial accounts was US$1.4 million and care and maintenance costs for the mine amounted to US$2.1 million in that year.

The proceeds of the sale will further enhance Randgold's cash reserves. Randgold is currently developing a new gold mine at Loulo, also in Mali, and has a 40%
interest in the Morila mine, which it discovered and developed.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow    +44 779 775 2288
Financial Director - Roger Williams    +44 779 771 9660
Investor & Media Relations  - Kathy du Plessis    +27 11 728 4701
Cell: +27 (0) 83 266 5847
randgoldresources@dpapr.com
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BACKGROUND ON RANDGOLD RESOURCES:
Randgold Resources (LSE:RRS) (Nasdaq:GOLD) is an international gold mining and exploration business focused in Africa, incorporated in the Channel Islands in
1995 and listed on the London Stock Exchange in 1997 and Nasdaq in 2002. On 22
September 2003, Randgold Resources was accepted as a member of the FTSE 250
Index.

It has to date discovered the 7 million ounce Morila deposit in southern Mali, the plus 2 million ounce Yalea deposit in western Mali and the 3 million ounce
Tongon deposit in Cote d'Ivoire.

         The Company successfully developed the Morila deposit into one of the world's largest and highest-margin gold mines, which since it commenced production in October 2000 has produced just over 2.5 million ounces at a total cash cost of approximately US$90 per ounce. The Company has commenced the development of a new mine at Loulo, with the open-pit operation scheduled to commence in July 2005. Feasibility study work on the underground potential to extend the life of the operation is continuing.

Randgold Resources has a prefeasibility project at Tongon in Cote d'Ivoire and a portfolio of prospective exploration projects in Mali, Cote d'Ivoire, Senegal and Tanzania.

Full information on the Company is available on the website at
www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. For a discussion on such risk factors, refer to the annual report on Form 20-F for the year ended 31 December
2002, which was filed with the Securities Exchange Commission on 27 June 2003.
Randgold Resources assumes no obligation to update information in this release.
Cautionary Note to US Investors: The United States Securities Exchange
Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the
SEC's industry guide number 7.

         ends